For Immediate Release

THOMPSON CREEK METALS TERMINATES ITS MOUNT EMMONS OPTION AGREEMENT WITH U.S. ENERGY CORP.

RIVERTON, Wyoming – April 25, 2011 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“U.S. Energy” or the “Company”), announced today that Thompson Creek Metals Company Inc. (“Thompson Creek”) has terminated its option agreement with U.S. Energy to develop the Mount Emmons molybdenum deposit located in Gunnison County, Colorado.

In notifying the Company, Thompson Creek cited more immediate development priorities in its portfolio of assets including the expansion of the Endako Project, its newly acquired Mt. Milligan Project and the Berg Project.  “We are proud to have partnered with U.S. Energy Corp. and we continue to believe that the Mount Emmons molybdenum project is a very good project that presents significant opportunities,” stated Kevin Loughrey, CEO of Thompson Creek Metals.

“While we are disappointed with Thompson Creek’s departure from the project, we remain committed to moving the project forward on our own behalf as well as reaching out to other potential partners, including those outside of our borders,” stated Keith Larsen, CEO of U.S. Energy.  “We were very pleased to have had the opportunity to work with Thompson Creek on this project.  They were a first class partner and we appreciate the work they have completed to advance the project over the course of the last two and one half years.  We plan to utilize the numerous technical engineering, siting and cost studies they have completed, which will help us advance the project further towards the development stage,” he added.

Mr. Larsen continued, “Looking forward, we will be reaching out to the Chinese, who have expressed an interest in the project in the past.  They tend to have a longer term view regarding resource inventory.  In the meantime we plan to move the project forward and we have several permitting initiatives under way that we will build upon in the coming months and years.”

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Press Release
April 25, 2011

Disclosure Regarding Forward-Looking Statements

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “commitment,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  The forward looking statement in this release relates to the termination of Thompson Creek’s commitment to advancing the Mt. Emmons Project.  This statement is made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, mine permitting delays, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2010).  By making this forward-looking statement, the Company undertakes no obligation to update the statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
(800) 776-9271
Reggie@usnrg.com